Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Cision Ltd. of our report dated April 11, 2017, except for the change in the manner in which the Company classifies debt prepayment and debt extinguishment costs in the statement of cash flows discussed in Note 2 to the consolidated financial statements, as to which the date is November 6, 2017, relating to the financial statements of Canyon Holdings S.à r.l., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” and “Summary Consolidated Financial and Other Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
November 28, 2017